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                                                                     EXHIBIT 99
FOR IMMEDIATE RELEASE
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                                                               COMPANY CONTACT:
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                                                            Paul A. Brown, M.D.
                                                          Chairman of the Board
                                                                     HEARx Ltd.
                                                              471 Spencer Drive
                                                     West Palm Beach, FL  33409
                                                                 (407) 478-8770

HEARx RAISES $30 MILLION FOR NATIONAL EXPANSION

WEST PALM BEACH, Fla, May 8, 1996 - Paul A. Brown, M.D., Chairman of HEARx Ltd. (AMEX:EAR), announced today that HEARx has completed two Private Placements which will raise a total of $30 million, of which $26 million will be used for a national expansion of the HEARx center network. The expansion would be based on requirements of signed health insurance contracts, and should allow the company to expand its center network to approximately 250 centers over the next several years. Pending such use, the funds will be invested primarily in high grade U.S. Securities.

Dr. Brown stated that the Company's 1996 Redeemable Preferred will be redeemed with $4 million of these proceeds in combination with $2 million of company funds. He noted that HEARx intends to use the balance of the proceeds to open or acquire company-owned hearing care centers nationally. He added that $12.45 million of the proceeds is to be paid to the company following the effective date of an S-3 Registration Statement which the company expects to file within two weeks.

In the financing, HEARx is selling 8% Convertible Preferred Stock which may be called at the company's option at the end of three years. The conversion price is the lesser of $5.00 per share or up to a maximum of 25% below then current market. In addition, certain investors will receive upon conversion 5-year Warrants to purchase 3.75 million shares at a price of $8.00 per share, subject to certain adjustments. Investors in the transaction included a number of domestic and foreign institutions.

HEARx, the largest network of audio-vestibular rehabilitative centers in the $1 billion field of hearing services, operates 52 company-owned centers in Florida, New York, New Jersey, Connecticut, Oregon and Virginia. The company provides hearing care primarily to patients whose health insurance and managed care organizations have contracted with HEARx.

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      471 Spencer Drive, West Palm Beach, Florida 33409     (407) 478-8770